As filed with the Securities and Exchange Commission on
April 21, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)
NEW JERSEY
(State or other jurisdiction of incorporation or organization)
22-2376465
(I.R.S. Employer Identification No.)
1415 WYCKOFF ROAD
WALL, NEW JERSEY 07719
(Address of principal executive offices)
NEW JERSEY RESOURCES CORPORATION
EMPLOYEE AND OUTSIDE DIRECTOR
LONG-TERM INCENTIVE COMPENSATION PLAN
AND
OUTSIDE DIRECTOR STOCK COMPENSATION PLAN
(Full titles of the plans)
MARIELLEN DUGAN, GENERAL COUNSEL
NEW JERSEY RESOURCES CORPORATION
1415 WYCKOFF ROAD
WALL, NEW JERSEY 07719
(Name and address of agent for service)
(732) 938-1489
(Telephone number, including area code of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share (2)	Price	Registration Fee
Common Stock, par value $2.50 per share	1,687,500 (1)	$44.56	$75,195,000	$8,045.87

      (1)  To be offered pursuant to the New Jersey Resources Corporation Employee and Outside Director Long-Term Incentive
Compensation Plan (the “Long-Term Plan”) and the Outside Director Stock Compensation Plan (the “Director Plan” and together with the Long-Term Plan, the “Plans”). This Registration Statement also covers 1,687,500 Rights to purchase one one-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $100 per share which are appurtenant to and trade with the Common Stock. Such indeterminate number of additional shares as may be distributed by the operation of the recapitalization provisions of the Plans is hereby also registered.

(2) Estimated solely for the purpose of determining the registration fee, based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 18, 2006, pursuant to Rule 457(h).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC’s Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission’s Website is http://www.sec.gov.
     The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:
(a) the annual report on Form 10-K of the Registrant as of and for the fiscal year ended September 30, 2005;
(b) the quarterly report on Form 10-Q of the Registrant as of and for the fiscal quarter ended December 31, 2005;
(c) the current reports on Form 8-K filed with the SEC on December 6, 2005, January 31, 2006 and February 6, 2006; and
(d) the description of the Registrant’s common stock is contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 15, 1982, as updated by pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Exchange Act.
     In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
Article X of the Company’s Restated Certificate of Incorporation provides:
     To the fullest extent from time to time permitted by law, directors or officers shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Unless otherwise permitted by law, the provisions of this [paragraph] shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Exhibit

4(a)	New Jersey Resources Corporation Employee and Outside Director Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s definitive proxy statement on Schedule 14A for the 2001 Annual Meeting of Shareholders, as filed with the SEC on December 19, 2001).

4(b)	New Jersey Resources Corporation Outside Director Stock Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s definitive proxy statement on Schedule 14A for the 2005 Annual Meeting of Shareholders, as filed with the SEC on December 29, 2005).

4(c)	Shareholder Rights Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 1996).

5	Opinion of Windels Marx Lane & Mittendorf (filed herewith).

23(a)	Consent of Deloitte & Touche LLP (filed herewith).

23(b)	Consent of Windels Marx Lane & Mittendorf (included in Exhibit 5).

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer of controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wall, State of New Jersey, on the 21st day of April, 2006.

NEW JERSEY RESOURCES CORPORATION
By:	/s/ Glenn C. Lockwood
Glenn C. Lockwood
Senior Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Laurence M. Downes Laurence M. Downes	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 21, 2006

/s/ Nina Aversano Nina Aversano	Director	April 21, 2006

/s/ Lawrence R. Codey Lawrence R. Codey	Director	April 21, 2006

/s/ M. William Howard, Jr. M. William Howard, Jr.	Director	April 21, 2006

/s/ Alfred C. Koeppe Alfred C. Koeppe	Director	April 21, 2006

/s/ Dorothy K. Light Dorothy K. Light	Director	April 21, 2006

/s/ J. Terry Strange J. Terry Strange	Director	April 21, 2006

/s/ David A. Trice David A. Trice	Director	April 21, 2006

/s/ William H. Turner William H. Turner	Director	April 21, 2006

/s/ Gary W. Wolf Gary W. Wolf	Director	April 21, 2006

/s/ George R. Zoffinger George R. Zoffinger	Director	April 21, 2006

EXHIBIT INDEX TO REGISTRATION
STATEMENT ON FORM S-8 OF
NEW JERSEY RESOURCES CORPORATION

Exhibit
Number	Description of Exhibit

4(a)	New Jersey Resources Corporation Employee and Outside Director Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit A to the Registrant's definitive proxy statement on Schedule 14A for the 2001 Annual Meeting of Shareholders, as filed with the SEC on December 19, 2001).

4(b)	New Jersey Resources Corporation Outside Director Stock Compensation Plan (incorporated by reference to Exhibit A to the Registrant's definitive proxy statement on Schedule 14A for the 2005 Annual Meeting of Shareholders, as filed with the SEC on December 29, 2005).

4(c)	Shareholder Rights Plan (incorporated by reference to the Company's Current Report on Form 8-K, as filed with the SEC on August 2, 1996).

5	Opinion of Windels Marx Lane & Mittendorf (filed herewith).

23(a)	Consent of Deloitte & Touche LLP (filed herewith).

23(b)	Consent of Windels Marx Lane & Mittendorf (included in Exhibit 5).